AMENDMENT TO
ASSIGNMENT OF ROYALTIES AGREEMENT

THIS AMENDMENT TO ASSIGNMENT OF ROYALTIES AGREEMENT (this “Amendment”), dated as of August 12, 2011, is entered into by and between American Petro-Hunter, Inc., a Nevada corporation (the “Company”) and Centennial Petroleum Partners, LLC (the “CPP”).

RECITALS

WHEREAS, the Company and Maxum Overseas Fund (“Maxum”) entered into that certain Debenture and Warrant Purchase Agreement dated May 17, 2010, and the related Amended and Restated Convertible Debenture dated May 4, 2011, as amended July 18, 2011 (the “Debenture”), pursuant to which the parties agreed, among other things, for Maxum to loan up to $2,000,000 (the “Committed Loan Amount”) to the Company subject to the terms and conditions set forth in the Debenture.

WHEREAS, the Company and CPP entered into that certain Assignment of Royalties Agreement, dated July 18, 2011 (the “Royalty Agreement”), pursuant to which the Company agreed to grant to CPP a perpetual three percent (3%) royalty interest in the proceeds of the Company’s oil, gas and mineral sales.

WHEREAS, the Company and Maxum have agreed to increase the Committed Loan Amount to $3,000,000 and otherwise modify the Debenture as provided in the Second Amendment to Amended and Restated Debenture, dated as of even date herewith.

WHEREAS, as a condition to the increase of the Committed Loan Amount, the Company and Maxum have agreed to increase the royalty payable to CPP pursuant to the Royalty Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.           Increase to Royalty Rate.  The definition of “Receivable” in Annex A of the Royalty Agreement is hereby amended and restated to read in its entirety as set forth below:

“Receivable” means three percent (3%) (the “Rate”) of all accrued and unpaid accounts receivable and other indebtedness and payment intangibles (including, without limitation, obligations evidenced by an account, note, instrument, contract, security agreement, chattel paper, general intangible or other evidence of indebtedness or security) from the sale of extracted oil, gas or other minerals of the Company; provided however, that effective August 1, 2011, the Rate shall be increased to six percent (6%).

2.           Effect on Royalty Agreement. Except as specifically amended and modified by this Amendment, all terms, conditions, covenants and agreements set forth in the Royalty Agreement shall remain in full force and effect.

3.           Governing Law.  This Amendment shall be governed by the laws of the State of Nevada applicable to contracts between Nevada residents wholly performed in Nevada.

4.           Counterparts.   This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date and year first written above.

COMPANY:

American Petro-Hunter, Inc.
a Nevada corporation

By:
Robert McIntosh
Chief Executive Officer

PURCHASER:

Centennial Petroleum Partners, LLC

By:

Name:

Title:

[Signature Page to Amendment to Assignment of Royalties Agreement]